Exhibit 99.1

Atlantic BancGroup, Inc. announces first quarter 2010 results.

JACKSONVILLE BEACH, FLORIDA, May 17, 2010

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announced today its first quarter 2010 results. Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Capital Market, symbol ATBC.Consolidated losses totaled $547,000 for the quarter ended March 31, 2010, which compares with a net loss of $68,000 for the same period of 2009.  While we posted a year-to-year increase in net interest income before provision for loan losses of $291,000, or 16.5%, our first quarter 2010 results were depressed by continued loan losses that contributed to an increase in our provision for loan losses of $638,000, higher FDIC deposit insurance assessments, which rose $207,000, and a reduction in income tax benefits of $150,000.  The loss per basic and diluted share for the quarter ended March 31, 2010, was $0.44 compared with the loss per basic and diluted share of $0.05 for the same period in 2009.  Consolidated total assets at March 31, 2010, were $285.9 million, an increase of 3.0% over March 31, 2009.  Consolidated deposits grew 7.1% while consolidated net loans declined 6.8% over the same period of 2009, with consolidated deposits at $258.5 million and consolidated net loans at $189.6 million at March 31, 2010.”

Severe declines in real estate values, high unemployment, business failures and residential foreclosures in our market areas and throughout Florida and the U.S. have continued to adversely affect our operating results and our loan portfolio. This has also resulted in many of our customers being unable to make payments on their loans and we are required by banking regulations to downgrade these loans and reserve against future potential losses in our loan portfolio. Additionally we are also required to increase our reserves for those customers whom we have assisted by proactively altering their payment plans to allow them flexibility in continuing to make payments. As a result, we have adopted an aggressive strategy of significantly increasing our loan loss reserves for these potential future losses. As we progress through 2010, we will continue to aggressively, but prudently, manage our non-performing assets and explore strategic alternatives to improve our capital position.
The cornerstone of our strategic plan to rebuild our capital was announced last week.  On May 10, 2010, Jacksonville Bancorp, Inc. ("JAXB"), the bank holding company for The Jacksonville Bank, and Atlantic announced the signing of a definitive merger agreement providing for the merger of Atlantic into JAXB.  The merger agreement also contemplates the consolidation of Oceanside into The Jacksonville Bank.  Additionally, JAXB announced the signing of a stock purchase agreement with four private investors led by CapGen Capital Group IV LP ("CapGen") providing for $30 million in new capital through the sale of newly issued shares of JAXB common stock subject to completion of the mergers.  The transactions have been approved by the Boards of Directors of each company and are subject to regulatory approval, shareholders' approvals, and other customary conditions.  JAXB and Atlantic expect to close the transaction in late-third quarter or early-fourth quarter of 2010.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Atlantic BancGroup, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Atlantic BancGroup, Inc.’s financial performance and could cause actual results for fiscal 2010 and beyond to differ materially from those expressed or implied in such forward-looking statements. Atlantic BancGroup, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
JAXB will file a Registration Statement on Form S-4, containing a Proxy Statement of Atlantic’s, and both companies will file other relevant documents concerning the merger with the SEC. Atlantic will mail the Proxy Statement/Prospectus to its shareholders.

STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, you may also obtain these documents, free of charge, from Atlantic by contacting David L. Young, Chief Financial Officer, Atlantic BancGroup, Inc. 1315 South Third Street, Jacksonville Beach, Florida 32250, (904) 247-9494 or from Valerie A. Kendall, Chief Financial Officer, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202, (904) 421-3040.

This press release does not constitute an offer to buy, or a solicitation to sell, shares of any security or the solicitation of any proxies from shareholders of Atlantic.

PARTICIPANTS IN THIS TRANSACTION

Atlantic and JAXB and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Atlantic’s shareholders in connection with this transaction. Information about the directors and executive officers of Atlantic and JAXB and information about the other persons who may be deemed participants in this transaction will be included in the Proxy Statement/Prospectus. You can find information about Atlantic’s directors and executive officers in Atlantic’s Form 10-K filed with the SEC on April 15, 2010. You can find information about JAXB’s directors and executive officers in JAXB’s definitive proxy statement filed with the SEC on March 29, 2010. You can obtain free copies of these documents from Atlantic or from JAXB using the contact information above.